Exhibit 99.1

Contact:	Ron Albrecht, Chief Financial Officer
Innovative Solutions & Support, Inc.
610-646-0350

Innovative Solutions & Support, Inc. Announces Third Quarter Fiscal 2013

Financial Results

Revenues Grow 43 Percent Year Over Year

Backlog Remains in Excess of $90 million

Exton, PA.  — July 31, 2013 — Innovative Solutions & Support, Inc. (NASDAQ: ISSC) today announced its financial results for the third quarter of fiscal 2013, ended June 30, 2013.

Three Months Results

For the third quarter, the Company reported revenue of $8.8 million, a 43 percent increase compared to third quarter of fiscal 2012 revenues of $6.1 million.  The Company reported third quarter 2013 net income of $307,000, up from $260,000 in the same quarter last year, and earnings per diluted share of $0.02 in both years.  Results for the third quarter of fiscal 2013 reflect a $0.03 per share charge for a previously disclosed non-recurring human resources legal matter.

Geoffrey Hedrick, Chairman and Chief Executive Officer of Innovative Solutions & Support, Inc. (“ISSC”), said, “In the quarter, we announced officially the award of the Utilities Management System (“UMS”) contract for the development and multi-year production in support of the new Pilatus PC-24 business jet.  This Pilatus award represents our third recent Original Equipment Manufacturer (“OEM”) program, each of which will provide ongoing production over a number of years.  Our ‘performance for price’ value proposition continues to create market opportunities for us.  We expect that our current profitability, an increasing backlog, and future production under these OEM contracts will create long term shareholder value.”

Mr. Hedrick added, “The Company continues to grow revenues, profit, and backlog.  Our ongoing investment in product development is key to expanding our revenue and profit.  We are fortunate to have our customers contribute to that investment. The customer contribution is intended to mitigate our substantial engineering development expense of approximately 35% of revenues.  Low margin Engineering Development Contracts (“EDC”) are intended to support our product development, but they have the immediate effect reducing our historical gross margin percentages.”

At June 30, 2013, the Company had $16.6 million of cash on hand, up slightly from $16.3 million at March 31, 2013, although down from a year ago as a result of a special cash dividend of $25 million paid to shareholders in December 2012.  Cash from operating activities was $670,000 in the quarter.  The Company remains free of debt.

At $9.6 million, orders in the third quarter exceeded revenues.  Backlog was $90.9 million at June 30, 2013, compared to $90.1 million at March 31, 2013.  Of the total as of June 30, 2013, $65 million relates to the Delta contract, on which production deliveries are expected to begin in mid-2014 and to extend over several years.  Backlog excludes potential future sole-source OEM production orders for products currently in development under the Company’s EDC’s, including the Eclipse 550, the Pilatus PC-24, and the KC-46A, all of which we expect to be in production over the next several years.

Nine Months Results

Revenues were $23.5 million for the nine months ended June 30, 2013, up 33 percent from $17.7 million for the nine months ended June 30, 2012. For the nine months ended June 30, 2013, net income was $1.7 million or $0.10 per diluted share, compared to net income of $206,000 or $0.01 per diluted share, for the nine months ended June 30, 2012.  The aforementioned third quarter non-recurring legal charge reduced 2013 year-to-date earnings by $0.03 per share.  Cash used in operating activities was $1.6 million for the nine months ended June 30, 2013 compared to positive cash flow from operating activities of $41,000 for the prior year comparable period.

Shahram Askarpour, President of ISSC, commented, “In the third quarter we confirmed our prior selection by Pilatus to provide the UMS for the state-of-the art Pilatus PC-24 business jet.  We had announced the program previously, without identifying Pilatus as the customer, pending its introduction of the program.  This new open architecture UMS represents another milestone toward our goal of becoming a provider of integrated avionics systems.  Over the past two years, we have won programs with commercial air transport carriers and general aviation aircraft manufacturers, including Delta, Pilatus and Eclipse, and with the U.S. military and foreign militaries.  As a result, our backlog has grown approximately five-fold.  These successes are confirming our ‘performance for price’ product strategy with increasingly price sensitive aircraft owners and operators, and OEM’s.  Although the focus on EDC’s will create short term margin pressure, we expect that these investments will provide years of attractive returns during their production phases.”

Business Outlook

For the full year fiscal 2013, we expect sales to increase approximately 30% over fiscal 2012.  Largely as a result of the impact of the aforementioned non-recurring legal matter, we expect earnings per share to be somewhat below the range of the $0.18 to $0.20 that we had forecast in our second quarter earnings release.  We anticipate that this year’s earnings per share forecast will be an improvement over the fiscal 2012 earnings per share of $0.03 (before the positive effect of a $0.15 per share tax adjustment).  Our anticipated result would represent our fifth consecutive profitable year.

Looking forward to fiscal 2014, we expect sales to increase, with a greater portion of those sales to be related to production.

We will provide additional commentary during our earnings conference call.

Conference Call

The Company will be hosting a conference call on August 1, 2013 at 10:00 AM EDT to discuss these results and its business outlook. Please use the following dial in number to register your name and company affiliation for the conference call: 1-877-883-0383 and enter the PIN Number 2974080. The call will also be carried live on the Investor Relations page of the Company web site at www.innovative-ss.com.

About Innovative Solutions & Support, Inc.

Headquartered in Exton, Pa., Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator that designs and manufactures flight guidance and cockpit display systems for Original Equipment Manufacturers (OEM’s) and retrofit applications. The company supplies integrated Flight Management Systems (FMS) and advanced GPS receivers for precision low carbon footprint navigation.

Certain matters contained herein that are not descriptions of historical facts are “forward-looking” (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflects management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Innovative Solutions and Support, Inc.

Consolidated Balance Sheets

(unaudited)

	June 30,	September 30,
	2013	2012
ASSETS
Current Assets
Cash and cash equivalents	$16,607,850	$42,977,501
Accounts receivable, net	5,096,952	3,978,512
Inventories	4,038,878	3,801,547
Deferred income taxes	2,081,633	1,588,162
Prepaid expenses and other current assets	5,560,720	2,031,644
Total current assets	33,386,033	54,377,366

Property and equipment, net	7,435,026	7,214,378
Non-current deferred income taxes	667,205	846,887
Other assets	122,600	158,600
Total Assets	$41,610,864	$62,597,231

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$2,017,351	$1,139,464
Accrued expenses	3,681,482	2,723,812
Deferred revenue	399,075	1,426,552
Total current liabilities	6,097,908	5,289,828

Deferred income taxes	131,334	128,998
Other liabilities	139,773	98,002
Total Liabilities	6,369,015	5,516,828
Commitments and contingencies	—	—
Shareholders’ Equity
Preferred Stock, 10,000,000 shares authorized, $.001 par value, of which 200,000 shares are authorized as Class A Convertible stock. No shares issued and outstanding at June 30, 2013 and September 30, 2012	—	—

Common stock, $.001 par value: 75,000,000 shares authorized, 18,548,264 and 18,329,314 issued at June 30, 2013 and September 30, 2012, respectively	18,548	18,329
Additional paid-in capital	49,282,989	47,845,732
Retained earnings	6,329,903	29,605,236
Treasury stock, at cost, 1,756,807 and 1,756,632 shares at June 30, 2013 and
September 30, 2012, respectively	(20,389,591)	(20,388,894)

Total Shareholders’ Equity	35,241,849	57,080,403

Total Liabilities and Shareholders’ Equity	$41,610,864	$62,597,231

Innovative Solutions and Support, Inc.

Consolidated Statements of Operations

(unaudited)

	Three months ended		Nine months ended
	June 30		June 30,
	2013	2012	2013	2012

Sales	8,778,254	6,134,492	23,529,963	17,650,172

Cost of Sales	5,332,798	3,518,867	13,092,862	9,808,232

Gross Profit	3,445,456	2,615,625	10,437,101	7,841,940

Operating expenses:
Research and development	559,297	416,210	2,215,276	2,132,812
Selling, general and administrative	2,600,659	1,844,253	6,340,900	5,665,622
Total operating expenses	3,159,956	2,260,463	8,556,176	7,798,434

Operating income	285,500	355,162	1,880,925	43,506

Interest income	8,529	20,557	32,282	62,492
Interest expense	—	(120)	—	(537)
Other income	4,924	7,879	29,730	58,516

Income before income taxes	298,953	383,478	1,942,937	163,977

Income tax (benefit) expense	(8,520)	123,507	210,751	(41,888)

Net income	$307,473	$259,971	$1,732,186	$205,865

Net income per Common Share
Basic	$0.02	$0.02	$0.10	$0.01
Diluted	$0.02	$0.02	$0.10	$0.01

Weighted Average Shares Outstanding
Basic	16,790,484	16,627,541	16,725,305	16,661,920
Diluted	16,981,285	16,627,541	16,790,518	16,661,927